Exhibit 99.1

NEW YORK COMMUNITY BANCORP, INC. SETS DATE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

HICKSVILLE, N.Y., Feb. 22, 2022 /PRNewswire/ -- New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today announced that Wednesday, June 1st, has been established as the date of its 2022 Annual Meeting of Shareholders.

The meeting will be held in a virtual format only, via live webcast, beginning at 10:00 a.m. Eastern Time.

The date of record for voting at the Annual Meeting will be April 5, 2022 and proxy materials will be mailed to shareholders of record on or about April 22nd.

Further details regarding the Annual Meeting, including how to participate in the Annual Meeting, will be included in the Company's Proxy Statement and Notice of Annual Meeting of Shareholders to be sent and made available to shareholders and filed with the Securities and Exchange Commission. Details on the Annual Meeting will also be made available online at ir.myNYCB.com.

About New York Community Bancorp, Inc.

Based in Hicksville, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At December 31, 2021, the Company reported assets of $59.5 billion, loans of $45.7 billion, deposits of $35.1 billion, and stockholders' equity of $7.0 billion.

Reflecting our growth through a series of acquisitions, the Company operates 237 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

Investor/Media Contact:	Salvatore J. DiMartino (516) 683-4286